Exhibit (d)(10)(a)

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN

TRANSAMERICA ASSET MANAGEMENT, INC. AND

AEGON USA INVESTMENT MANAGEMENT, LLC

THIS AMENDMENT is made as of August 1, 2014 to the Sub-Advisory Agreement dated as of March 1, 2013, as amended, (the “Agreement”) between Transamerica Asset Management, Inc. and Aegon USA Investment Management, LLC.

In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	Schedule A to the Agreement is hereby deleted entirely and replaced as follows:

Portfolios	Investment Sub-Advisory Fee[1]
Transamerica Partners Core Bond Portfolio[2]	0.12% of the first $1 billion 0.05% in excess of $1 billion
Transamerica Partners Balanced Portfolio[2]	0.12% of the first $1 billion 0.05% in excess of $1 billion
Transamerica Partners High Yield Bond Portfolio[3]	0.35% of the first $20 million 0.25% over $20 million up to $40 million 0.20% over $40 million up to $125 million 0.15% in excess of $125 million
Transamerica Partners Money Market Portfolio[4]	0.05%

[1]	As a percentage of daily net assets on an annual basis.
[2]	The calculation of the sub-advisory fees will be based on the combined average daily net assets of Transamerica Intermediate Bond, Transamerica Multi-Managed Balanced, Transamerica Partners Balanced Portfolio, Transamerica Partners Core Bond Portfolio, Transamerica Multi-Managed Balanced VP, the portion of assets of Balanced Ret Opt that are advised by Aegon USA Investment Management, LLC and Bond Ret Opt, each separately managed accounts of Transamerica Life Insurance Company that are also advised by Aegon USA Investment Management, LLC.
[3]	The calculation of the sub-advisory fees will be based on the combined average daily net assets of Transamerica Partners High Yield Bond Portfolio, Transamerica High Yield Bond and Transamerica Aegon High Yield Bond VP.
[4]	Aegon USA Investment Management, LLC hereby agrees to voluntarily waive its sub-advisory fee to 0.04% of the Portfolio’s average daily net assets. This waiver is voluntary and may be discontinued at any time.

In all other respects, the Agreement dated as of March 1, 2013, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of August 1, 2014.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Ranjit Bhatia
Name:	Ranjit Bhatia
Title:	Vice President

AEGON USA INVESTMENT MANAGEMENT, LLC

By:	/s/ Stephanie M. Phelps
Name:	Stephanie M. Phelps
Title:	Sr. VP, Chief Financial Officer